Exhibit 10.2

CHANGE OF CONTROL AGREEMENT

AGREEMENT by and between NetBank, Inc., a Georgia corporation (“NBI”), and James P. Gross (the “Executive”), dated as of April 1, 2003.

The Board of Directors of NBI (the “Board”) has determined that it is in the best interests of NBI and its shareholders to assure that the Company (as defined below) will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of NBI.  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control.  Therefore, in order to accomplish these objectives, the Board has caused NBI to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)  “Affiliated Company” shall mean any corporation, partnership or other entity that controls, is controlled by or is under common control with NBI.

(b)  “Annual Base Salary” shall mean the Executive’s annual base salary in effect immediately prior to the Effective Date.

(c)  “Board” shall have the meaning set forth in the recitals to this Agreement.

(d)  “Cause” shall mean:

(i)            the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of NBI, which written demand specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties; or

(ii)           the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of NBI or based upon the advice of counsel for NBI shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Section 1(d)(i) or 1(d)(ii) above, and specifying the particulars thereof in detail.

(e)  “Change of Control” shall mean:

(i)            the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of NBI where such acquisition causes any such Person to own forty percent (40%) or more of the combined voting power of the Outstanding Voting Securities ; provided, however, that for purposes of this paragraph (i) of this definition, the following shall not be deemed to result in a Change in Control, (1) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company, in which case any such subsequent acquisition shall be deemed to be a Change in Control; (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (3) any acquisition by merger, consolidation, share exchange, combination, reorganization, sale or transfer or like transaction that is NOT otherwise described in paragraph (ii) or (iv) below as long as no Person (other than an employee benefit plan or related trust sponsored or maintained by the Company, any corporation controlled by the Company or any company resulting from such business combination) obtains beneficial ownership of  forty percent (40%) or more of the then Outstanding Voting Securities;

(ii)           a merger, consolidation, share exchange, combination, reorganization or like transaction involving the Company in which the stockholders of the Company immediately prior to such transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company or its successor immediately after such transaction;

(iii)          the sale or transfer (other than as security for the Company’s obligations) of more than fifty percent (50%) of the assets of the Company in any one transaction, a series of related transactions or a series of transactions occurring within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction;

(iv)          (A) the sale or transfer of more than fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company by the holders thereof in any one transaction or a series of related transactions or (B) the occurrence of a series of transactions within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the first transaction during such period do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the last transaction during such period; or

(v)           the dissolution or liquidation of the Company.

(f)  “Change of Control Period” shall mean the period commencing on the Effective Date and ending on the first anniversary of the Effective Date.

(g)   “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)   “Company” shall include NBI and its Affiliated Companies.

(i)  “Date of Termination” means (i) if the Executive’s employment is terminated by NBI for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by NBI other than for Cause or Disability, the Date of Termination shall be the date on which NBI notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

(j)  “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 120 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by NBI or its insurers and acceptable to the Executive or the Executive’s legal representatives.

(k)  “Disability Effective Date” means the 30th day after the Executive’s receipt of the written notice specified in Section 3.

(l)  “Effective Date” shall mean the first date on which a Change of Control occurs.  If a Change of Control occurs and the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment arose in connection with or anticipation of a Change of Control, then “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(m) “Executive” shall have the meaning set forth in the recitals to this Agreement.

(n)  “Good Reason” shall mean:

(i)            a reduction by the Company in the Executive’s Annual Base Salary;

(ii)           a material diminution in powers, responsibilities or duties of the Executive;

(iii)          the Company requiring the Executive to be based at a location more than 100 miles from the location at which he is based immediately prior to the Effective Date (except for required travel which is substantially consistent with travel obligations as of the date of this Agreement);

(iv)          the failure by the Company to pay the Executive any portion of the Executive’s current compensation within seven days of the date such compensation is due, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(v)           the failure by the Company to continue any material benefit plan in which the Executive participates immediately prior to the Effective Date (unless (A) the discontinued plan is replaced by the Company with another plan that, with respect to the Executive, is reasonably equivalent to the discontinued plan or (B) the failure did not occur in bad faith and is remedied by the Company, promptly after receipt of notice thereof given by the Executive, by the Company providing an equitable arrangement with respect to such plan);

(vi)          any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(vii)         any failure by NBI to comply with and satisfy Section 8(c) of this Agreement.

For purposes of this Section 1(n), any good faith determination of “Good Reason” made by the Executive shall be conclusive.

(o)  “Incentive Compensation” means the highest annual incentive bonus paid or payable to the Executive, including any bonus or portion thereof that has been earned but deferred, for any of the two fiscal years (annualized if the Executive has been employed only for a portion thereof) immediately prior to the fiscal year in which the Effective Date occurs.

(p)  “NBI” shall have the meaning set forth in the recitals to this Agreement.

(q)  “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice).  The failure by the Executive or NBI to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or NBI, respectively, hereunder or preclude the Executive or NBI, respectively, from asserting such fact or circumstance in enforcing the Executive’s or NBI’s rights hereunder.

(r)  “Outstanding Voting Securities” means the outstanding voting securities then entitled to vote generally in the election of directors.

(s)  “Person” means any individual, entity or “group”, within the meaning of Section 13(d) (3) or Section 14(d) (2) of the Securities Exchange Act of 1934, as amended.

(t)   “Severance Period” means a period of 12 months following the Date of Termination.

(u)  “Total Payments” means the aggregate of the payments provided for in this Agreement and the other payments and benefits which the Executive has the right to receive from NBI.

2.             Termination for Cause or Good Reason; Notice of Termination.  NBI may terminate the Executive’s employment with the Company during the Change of Control Period for Cause and the Executive may terminate employment during the Change of Control Period for Good Reason.  Any termination by NBI for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto in accordance with Section 9(b) of this Agreement.

3.             Termination by Reason of Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death.  If NBI determines in good faith during the Change of Control Period that the Disability of the Executive has occurred, it may give to the Executive written notice in accordance with Section 9(b) of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the Disability Effective Date, provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.

4.             Obligations of NBI upon Termination.  (a) Good Reason; Without Cause; Death or Disability.  If, during the Change of Control Period, NBI shall terminate the Executive’s employment without Cause, the Executive shall terminate employment for Good Reason or the Executive’s employment terminates for death or Disability, and subject to the limitation set forth in Section 4(c), NBI shall pay to the Executive within 30 days after the Date of Termination as severance pay and liquidated damages a lump sum amount equal to the sum of the (a) Annual Base Salary and  (b) the Incentive Compensation, which amount shall be in lieu of any other severance benefits that the Executive might otherwise have been entitled to under any other plan, practice, arrangement or agreement of NBI.  In addition, for the “Severance Period, NBI may continue to provide to the Executive, to the extent practicable, the benefits to which the Executive would otherwise have been entitled; provided, however, that in lieu of providing health benefits, NBI shall pay the Executive an amount equal to the difference between (x) the cost of COBRA health continuation coverage that would be charged by NBI to a former employee and eligible dependents for the greater of the Severance Period or the period during which the Executive and his eligible dependents are entitled to COBRA health continuation coverage from NBI and (y) the amount for which the Executive would have been responsible to pay under the health benefit plans in effect for the Executive immediately prior to his termination.  To the extent NBI determines that the continuation of any other benefits by NBI is not practicable, NBI shall pay the Executive an amount equal to what would have been NBI’s cost of providing the coverage for such benefits during the Severance Period to the Executive and his eligible dependents as if the coverage had continued.  Notwithstanding the above provisions of this Section 4(a), NBI may elect to retain the Executive on the payroll of NBI or an Affiliated Company (with existing benefits continuing through standard payroll deduction) for all or any part of the Severance Period in lieu of the payment of a lump sum; provided that such election by  NBI shall not reduce the total amount due to Executive by NBI pursuant to this Section 4(a).

(b)           Cause; Without Good Reason.  If the Executive’s employment shall be terminated for Cause during the Change of Control Period or if the Executive voluntarily terminates employment during the Change of Control Period without Good Reason, this Agreement shall terminate without further obligation to the Executive other than the obligation to pay to the Executive (i) his Annual Base Salary through the Date of Termination, and (ii) the amount of any compensation previously deferred by the Executive.

(c)           Notwithstanding any other provision of this Agreement to the contrary, if the Total Payments would constitute a  “parachute payment,” as defined in Section 28OG(b)(2) of the Internal Revenue Code, as amended (the “Code”), the Executive shall receive the Total Payments unless the (a) after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive and the amount of any excise taxes payable by the Executive pursuant to Section 4999 of the Code (the “Excise Taxes”)) if the Executive were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes and Excise Taxes payable by the Executive) if the Executive were to receive the maximum amount of the Total Payments that the Executive could receive without being subject to the Excise Tax (the “Reduced Payments”), in which case the Executive shall be entitled only to the Reduced Payments. If the Executive is to receive the Reduced Payments, the Executive shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.

5.             Non-exclusivity of Rights.  Subject to the limitation set forth in Section 4(c), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any pension, profit sharing, 401(k), supplemental executive retirement or stock option plan provided by the Company and for which the Executive may qualify, nor, subject to Section 9(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any pension, profit sharing, 401(k), supplemental executive retirement or stock option plan or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or contract or agreement except as explicitly modified by this Agreement.

6.             Full Settlement.  NBI’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.  NBI agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by NBI, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement).  The Executive shall repay any such advanced legal fees and expenses in the event a court determines that the Executive’s claim or action was in bad faith.

7.             Confidential Information.  (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of NBI or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by NBI.  In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b)           The Executive agrees and acknowledges that a violation of the covenants contained in this Section 7 will cause irreparable damage to the Company, and that it is and will be impossible to estimate or determine the damage that will be suffered by the Company in the event of a breach by the Executive of any such covenant.  Therefore, the Executive further agrees that in the event of any violation or threatened violation of such covenants, the Company shall be entitled as a matter of course to an injunction issued by any court of competent jurisdiction restraining such violation or threatened violation by the Executive, such right to an injunction to be cumulative and in addition to whatever other remedies the Company may have.

8.             Successors.  (a) This Agreement is personal to the Executive and without the prior written consent of NBI shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon NBI and its successors and assigns.

(c)           NBI will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of NBI to assume expressly and agree to perform this Agreement in the same manner and to the same extent that NBI would be required to perform it if no such succession had taken place.  As used in this Agreement, “NBI” shall mean NBI as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.             Miscellaneous.  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

James P. Gross

59 Mallet Hill Rd.

Columbia, SC 29223

If to NBI:

NetBank, Inc.
11475 Great Oaks Way
Alpharetta, GA  30022
Attention:  Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           NBI may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           The Executive’s or NBI’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or NBI may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 2, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            The Executive and NBI acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to the terms hereof, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement.  This Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(g)           This Agreement shall expire on March 31, 2004 (the “Stated Expiration Date”); provided that if the Effective Date of a Change of Control shall have occurred on or prior to the Stated Expiration Date, this Agreement shall expire on the day immediately following the last day of the Change of Control Period (the “Conditional Expiration Date”).  After the later of the Stated Expiration Date or the Conditional Expiration Date, as applicable, the Executive shall not be entitled to any benefits from this Agreement with respect to any Change of Control with an Effective Date that is subsequent to the Stated Expiration Date.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, NBI has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ JAMES P. GROSS
James P. Gross

NETBANK, INC.

By	/s/ DOUGLAS K. FREEMAN
Douglas K. Freeman
Chief Executive Officer

FIRST AMENDMENT TO CHANGE OF CONTROL AGREEMENT

This First Amendment to Change of Control Agreement is dated as of March 1, 2004 by and between NetBank, Inc. (the “Company”) and James P. Gross (the “Executive”).

The Change of Control Agreement between the Company and the Executive dated as of April 1, 2003 (the “Original Change of Control Agreement”) is hereby amended as follows:

Amendment to Stated Expiration Date.  The Stated Expiration Date set forth in Section 9(g) of the Original Change of Control Agreement is hereby amended and restated to read “March 31, 2005.”

The amendments set forth above shall be effective immediately.  All other terms and provisions of the Original Change of Control Agreement shall remain unaffected by this Amendment.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above written.

COMPANY:		EXECUTIVE:

NETBANK, INC.

/s/ JAMES P. GROSS
By:	/s/ DOUGLAS K. FREEMAN	Name: James P. Gross
Douglas K. Freeman
Chairman and Chief Executive Officer

SECOND AMENDMENT TO CHANGE OF CONTROL AGREEMENT

This Second Amendment to Change of Control Agreement is dated as of March 1, 2005 by and between NetBank, Inc. (the “Company”) and James P. Gross (the “Executive”).

The Change of Control Agreement between the Company and the Executive dated as of April 1, 2003 as amended by the First Amendment to Change of Control Agreement dated as of March 1, 2004 (collectively, the “Original Change of Control Agreement”) is hereby further amended as follows:

Amendment to Stated Expiration Date.  The Stated Expiration Date set forth in Section 9(g) of the Original Change of Control Agreement is hereby amended and restated to read “March 31, 2006.”

The amendments set forth above shall be effective immediately.  All other terms and provisions of the Original Change of Control Agreement shall remain unaffected by this Amendment.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above written.

COMPANY:		EXECUTIVE:

NETBANK, INC.

/s/ JAMES P. GROSS
By:	/s/ DOUGLAS K. FREEMAN	Name: James P. Gross
Douglas K. Freeman
Chairman and Chief Executive Officer

THIRD AMENDMENT TO CHANGE OF CONTROL AGREEMENT

This Third Amendment to Change of Control Agreement is dated as of March 1, 2006 by and between NetBank, Inc. (the “Company”) and James P. Gross (the “Executive”).

The Change of Control Agreement between the Company and the Executive dated as of April 1, 2003 as amended by the First Amendment to Change of Control Agreement dated as of March 1, 2004, and the Second Amendment to Change of Control Agreement dated as of March 1, 2005 (collectively, the “Original Change of Control Agreement”) is hereby further amended as follows:

Amendment to Stated Expiration Date.  The Stated Expiration Date set forth in Section 9(g) of the Original Change of Control Agreement is hereby amended and restated to read “April 1, 2007.”

The amendments set forth above shall be effective immediately.  All other terms and provisions of the Original Change of Control Agreement shall remain unaffected by this Amendment.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above written.

COMPANY:		EXECUTIVE:

NETBANK, INC.

/s/ JAMES P. GROSS
By:	/s/ DOUGLAS K. FREEMAN	Name: James P. Gross
Douglas K. Freeman
Chairman and Chief Executive Officer